Exhibit 11.1
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Three months ended
                                                                 March 31, 1997

PRIMARY EARNINGS PER SHARE

Net earnings ....................................................    $ 5,412,058
                                                                     ===========
Weighted average number of common shares outstanding ............     24,792,148
Net effect of dilutive stock options based on the
         treasury stock method of using average
         market price ...........................................        247,287
Weighted average number of common and common
         equivalent shares outstanding ..........................     25,039,435
PRIMARY EARNINGS PER COMMON AND COMMON
         EQUIVALENT SHARE .......................................    $      0.22
                                                                     ===========
FULLY DILUTED EARNINGS PER SHARE

Net earnings ....................................................    $ 5,412,058
                                                                     ===========

Weighted average number of common shares outstanding ............     24,792,148

Net effect of dilutive stock options based on the
         Treasury Stock
         Method using the greater of the average
         or ending market price .................................        247,287

Weighted average number of common and common equivalents
         shares outstanding .....................................     25,039,435
                                                                     ===========
EARNINGS PER COMMON AND COMMON EQUIVALENT
         SHARE ASSUMING FULL DILUTION
                                                                     $      0.22
                                                                     ===========
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